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                                                                   EXHIBIT 10.23


                              MANAGEMENT AGREEMENT

         THIS MANAGEMENT AGREEMENT is entered into and made effective as of this 15th day of October, 1999, by and between PHYCOR OF ROCKFORD, INC. a Tennessee corporation (the "Manager"), PHYCOR, INC., a Tennessee corporation ("PhyCor"). ROCKFORD HEALTH SYSTEM, an Illinois nonprofit entity ("RHS"), and ROCKFORD MEMORIAL HEALTH SERVICES CORPORATION, an Illinois nonprofit entity wholly-owned by RHS (the "Clinic").

                                  WITNESSETH:

         WHEREAS, the Clinic is a physician group owned and operated by RHS;

         WHEREAS, Manager is in the business of providing management services to physician groups owned and operated by hospitals and hospital systems; and

         WHEREAS, RHS, for the benefit of the Clinic, and the Clinic desire to obtain, and Manager and PhyCor are willing to provide, the services of Manager to perform management services relating to the business operations of the Clinic.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained. RHS and the Clinic hereby agree to purchase the management and support services herein described, and Manager and PhyCor agree to provide such services on the terms and conditions provided in this Agreement.

1.       RELATIONSHIP OF THE PARTIES

         1.1. Independent Relationship: Relationship with RHS and the Clinic. It is expressly agreed by the parties hereto that the relationship between RHS and the Clinic, on the one hand, and Manager and PhyCor, on the other hand, shall be that of independent contractors, and nothing in this Agreement is intended to create, nor shall be construed to create, any partnership, joint venture, agency or employment relationship between such parties. Notwithstanding the authority granted to Manager herein. Manager, PhyCor, RHS and the Clinic agree that RHS and the Clinic shall retain the authority to direct the medical, professional, financial and ethical aspects of the medical practice of the Clinic. Manager shall neither exercise control over nor interfere with the physician-patient relationship, which shall be maintained strictly between the physicians of the Clinic and their patients. Each party hereto agrees to be responsible for the compensation, benefits, hiring and firing and disciplining of its respective employees to the extent provided for in this Agreement.

         (b) Manager RHS and the Clinic also acknowledge and agree that, notwithstanding the authority granted to Manager herein, the Policy Board (as described in this Agreement), RHS or the Clinic, as applicable, and not Manager, shall retain the ultimate corporate and legal authority as to such matters as are described in this Agreement, including the
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following matters, as more fully described herein: capital and operating budgets of the Clinic; policies and procedures to which personnel of the Clinic are subject: non-budgeted expenses to be incurred in connection with the operations of the Clinic in excess of designated expenditure amounts; the purchase and maintenance of capital assets; fee schedules for medical services performed on behalf of the Clinic personnel; the recruitment, hiring and terms of employment of all Clinic physicians, standards of care to be observed by personnel of the Clinic (including responsibility for all matters relating to the provision of medical services and matters of professional medical judgment); and the addition or deletion of charitable services or programs offered from time to time by the Clinic. The Policy Board shall also be solely responsible for making recommendations to the Chief Executive Officer of RHS, except where specifically granted to the Board of Directors of RHS, as to capital budgets and operating budgets of the Clinic, the final approval of which shall be solely within the discretion of the RHS Board of Directors. In connection with the foregoing, Manager, through the Policy Board (described below), shall serve solely as business manager of the Clinic at the direction and control of RHS and the Policy Board to the extent provided for in this Agreement. RHS and the Clinic understand that Manager has been engaged and given the authority by the Policy Board to perform day-to-day management functions relating to the operations of the Clinic within the guidelines provided for in this Agreement, and subject to the directions of the RHS Chief Executive Officer (or his or her designee), except when otherwise specifically granted to the RHS Board of Directors and the Policy Board.

         1.2. Responsibilities of the Parties. (a) Manager and PhyCor (to the extent provided for herein) shall provide the Clinic with management and advisory services as more specifically described herein. Manager is being engaged pursuant to this Agreement to provide services on behalf of the Clinic in a manner consistent with the mission of RHS and the Clinic.

         (b) The Clinic shall be responsible for the recruitment and hiring of physicians and all issues related to medical practice patterns, financial relationships between the Clinic and its physicians, and documentation thereof. RHS or the Clinic, as applicable, shall be responsible for the provision of all equipment, supplies and inventory necessary to operate the Clinic's medical practice. RHS shall provide, for the benefit of the Clinic, all capital in accordance with the terms of this Agreement and in accordance with delegation of authority policies adopted from time to time by the RHS Board of Directors (the "Delegation of Authority Policies"). RHS shall provide, through leases, contractual arrangements or otherwise, all office facilities needed by the Clinic, as such facilities may be altered or changed from time to time as approved by the Policy Board.

         1.3. Patient Referrals. The parties hereby agree that nothing contained in this Agreement, including the benefits to the parties hereunder, shall be construed as an offer or payment by one party to the other (or its affiliates) of cash or other remuneration, directly or indirectly, in exchange for, as a requirement for, or in any way contingent upon, the admission, referral or any other arrangement or recommendation of orders for the provision of any item or


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service, including services offered by Manager or PhyCor, or offered by Manager to any patients in any facility or laboratory managed or operated by Manager or PhyCor.

2.       DUTIES OF MANAGER

         2.1. Preparation of Annual Clinic Work Plan. Prior to January 1, 2000. Manager shall have prepared and the Clinic and RHS shall have reviewed, revised, and approved, a work plan (the "Work Plan"), which shall set forth in detail the specific operational and financial goals, objectives, activities and procedures that will be put in place and pursued by the Clinic. RHS, Manager and PhyCor at the Clinic during the 12 month period commencing January 1, 2000 and continuing through and including December 31, 2000. All of the parties to this Agreement acknowledge that all such parties shall be guided by the specific goals and objectives of the Clinic Work Plan, as such Work Plan shall be enhanced or modified from time to time by the mutual agreement of the Clinic (through the Policy Board), the RHS Chief Executive Officer, and Manager. Manager further agrees that no later than October 1, 2000 (or such later mutually agreed upon date) (and each successive October 1 (or such later mutually agreed upon date) during and throughout the term of this Agreement), Manager shall prepare and submit for review, revision and approval by the Policy Board and the Chief Executive Officer of RHS, an annual Clinic Work Plan for each succeeding 12-month period during the term of this Agreement.

         2.2. Performance of Management Functions. RHS and the Clinic hereby delegate to Manager and PhyCor (to the extent set forth herein), and Manager and PhyCor (to the extent set forth herein) hereby assume the responsibility to provide or arrange for the services set forth in this Section 2 for the benefit of the Clinic and its operations. Manager and PhyCor shall use their best efforts to implement and follow the policies and directives as dictated by the Policy Board or the RHS Board of Directors, as applicable, in performing their duties hereunder, and in a manner consistent with the mission of RHS and the Clinic. RHS and the Clinic agree to cooperate to the fullest extent possible in Manager's day-to-day management operations of the Clinic to assist the Manager in accomplishing the goals and objectives of the Work Plan, and the goals and directives established by the Policy Board and the Chief Executive Officer of RHS. RHS and the Clinic hereby acknowledge that Manager shall, subject to patient confidentiality legal requirements, be granted reasonable access to the data and systems of RHS and the Clinic relating to the operations of the Clinic in the performance of Manager's duties pursuant to this Agreement.

         2.3. Duties and Responsibilities of Manager. RHS and the Clinic hereby appoint Manager as the Clinic's manager and administrator of all day-to-day business functions in accordance with the terms of this Agreement. Manager agrees that the Clinic and only the Clinic will practice medicine or perform any activities which constitute the practice of medicine. Neither Manager nor PhyCor will have any authority, directly or indirectly, to perform, and will not perform, any medical services on behalf of the Clinic patients. Pursuant to the foregoing, Manager has the following duties and responsibilities under this Agreement:


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                  (a)      Manager shall prepare the annual Clinic Work Plan as
set forth in Section 2.1(a) above.

                  (b) Manager shall prepare annual capital and operating budgets, commencing with the annual budgets for the year 2000, reflecting the anticipated revenues and expenses, and sources and uses of capital for growth in the Clinic's practice and medical services, which budgets shall be prepared in accordance with generally accepted accounting principles ("GAAP"), applied on a consistent basis, and in accordance with guidelines established therefore from time to time by RHS (which guidance shall include the format thereof and the timing of the preparation and presentation thereof). The capital and operating budget approved by the Policy Board shall be presented to the RHS Chief Executive Officer for his or her revision and final approval. The capital budget and operating budget approved by RHS shall be the capital budget and operating budget of the Clinic for the applicable fiscal year. RHS recognizes and agrees that the Clinic will require capital expenditures from time to time, and RHS hereby agrees to provide such capital to fund the capital needs of the Clinic to the extent consistent with the provisions of the approved operating and capital budgets and subject to the Delegation of Authority Policies.

                  (c) Manager shall develop and submit to the Policy Board for its review and approval a strategic plan which describes Manager's recommended proposals as to the short-term and long-term goals and objectives of the Clinic which Manager recommends pursuing, which plan shall set forth the efforts, methods and resources Manager believes are needed to implement the proposed strategic plan. In addition to the foregoing strategic plan, Manager shall also develop from time to time quantitative staffing assessments of the Clinic's physician staff and support staff, and shall recommend for review and approval by the Policy Board efficient practice work flows and a recommended combination of physicians and support staff needed for the Clinic based on applicable patient population and the Clinic Work Plan.

                  (d) Manager shall evaluate, review and submit for review to the Income Distribution Plan Committee (the "IDP Committee") (described in
Section 3.10 below) recommended alterations, if any, to the physician income distribution plan utilized by the Clinic. The IDP Committee shall then submit such recommendations, if any, to the Policy Board. The Policy Board shall review the recommendations and then shall submit recommendations, if any, to the RHS Physician Compensation Committee for review, alteration and final approval. Manager shall periodically reevaluate the income distribution plan and shall submit for review to the IDP Committee any additional alterations Manager deems appropriate, which recommendations shall be submitted for review, revision and approval as provided for above. Manager shall also evaluate and recommend to the Policy Board alterations to the form of employment agreements entered into between the Clinic and its physician employees, it being understood that RHS and the Clinic solely shall determine the content of such employment agreements.


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                  (e)      Manager shall, from time to time, in accordance with
the Work Plan, to the extent applicable, advise the Clinic (and to the extent applicable, RHS) as to the relationship between the performance of medical functions and the overall administrative and business functioning of the Clinic. Personnel of the Clinic who provide medical care services shall in no event be subject to any direction or control by, or liability to, Manager with respect to the medical services such personnel perform.

                  (f) Manager shall provide evaluation and general supervision, through Manager's employees, of the billing and collections department of the Clinic. Manager shall also assess the billing methods and arrangements with third party billing services utilized by the Clinic and shall recommend to the Policy Board alterations to such arrangements, if any. The foregoing may include the engagement by Manager of third parties who shall assist Manager in making recommendations to the Policy Board with respect to the foregoing; provided, however, information concerning the third party shall be provided to the Policy Board prior to the engagement of the third party and all third parties engaged by Manager shall agree in writing to be bound by the confidentiality provisions set forth in this Agreement. Notwithstanding the provisions of this Section 2.3(f), the Clinic or RHS, as applicable, solely shall be responsible for the billing and collecting of accounts for the provision of medical services. The costs and expenses incurred by Manager in engaging a third party to assist the Manager in developing any recommendations to be made to the Policy Board shall be at the sole expense of Manager. Any implementation and operational costs and expenses associated with the implementation of any recommendations approved by the Policy Board shall be at the sole cost of RHS or the Clinic, as applicable.

                  (g) Manager shall, on behalf of and for the account of the Clinic, arrange for the payment in a timely manner of obligations of the Clinic incurred in the ordinary course of business with funds of the Clinic. Manager shall perform its obligations hereunder through the supervision by Manager of employees of the Clinic or RHS, as applicable, in the accounts payable department of RHS. The payment of obligations of the Clinic shall in all events be subject to the availability of the Clinic funds to make such payments, and in no event shall Manager be required or obligated to use Manager's funds to satisfy any obligations of the Clinic or of RHS.

                  (h) Manager shall conduct, or shall arrange for, a review and assessment of the information systems utilized by the Clinic for billing, accounting and medical records and shall make recommendations to the Policy Board as to alterations to the existing information system or the necessity of obtaining new or additional systems to meet the needs of the Clinic. In connection with this review, Manager, at Manager's sole expense, may engage third parties who shall assist Manager in making recommendations to the Policy Board with respect to the matters described herein; provided, however, information concerning the third party shall be provided to the Policy Board prior to the engagement of the third party and all third parties engaged by Manager shall agree in writing to be bound by the confidentiality provisions set forth in this Agreement. If the Policy Board determines to proceed with alterations


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to the information systems as recommended by Manager, Manager shall recommend to the Policy Board the vendor and systems to be acquired by the Clinic or RHS, as applicable, or to be used in any upgrade, replacement or alteration to such systems. The costs and expenses incurred by Manager in engaging a third party to assist the Manager in developing any recommendations to be made to the Policy Board shall be at the sole expense of Manager. Any implementation and operational costs and expenses associated with the implementation of any recommendations approved by the Policy Board, including the costs of purchasing any equipment, fixtures, inventory, supplies, software or services in connection therewith, shall be at the sole cost of RHS or the Clinic, as applicable.

                  (i) Manager shall also assess the central business office operations of the Clinic and shall recommend to the Policy Board alterations to such operations. Such review shall include a review of central business office policies, procedures, resources and staffing levels. In connection with this review, Manager, at Manager's sole expense, may engage third parties who shall assist Manager in making recommendations to the Policy Board with respect to the matters described herein; provided, however, information concerning the third party shall be provided to the Policy Board prior to the engagement of the third party and all third parties engaged by Manager shall agree in writing to be bound by the confidentiality provisions set forth in this Agreement. The costs and expenses incurred by Manager in engaging a third party to assist the Manager in developing any recommendations to be made to the Policy Board shall be at the sole expense of Manager. Any implementation and operational costs and expenses associated with the implementation of any recommendations approved by the Policy Board shall be at the sole cost of RHS or the Clinic, as applicable.

                  (j) Manager shall, on behalf of and for the account of the Clinic, recommend the purchase of (or if approved in advance in writing by the Chief Executive Officer of RHS, directly purchase) inventory and supplies Manager deems appropriate for the day-to-day operations of the Clinic, which inventory and supplies shall be provided for in, and consistent with, the operating budget of the Clinic approved as provided for in this Agreement and purchased using the Clinic's or RHS' funds, as applicable, and shall be at the sole expense of RHS or the Clinic, as applicable. In addition, Manager shall, on behalf of and for the account of the Clinic, arrange for the purchase or lease of equipment, including medical equipment, furniture, goods and services to the extent provided for and consistent with the operating budgets and with the capital budgets of the Clinic recommended by the Policy Board and approved by the RHS Board of Directors. Any Manager recommended expenditures which exceed thresholds established pursuant to the Delegation of Authority Policies shall be subject to the review and approval of the Policy Board and the RHS Chief Executive Officer. Any purchases provided for herein will be funded through funds provided by the Clinic or RHS. as applicable, and any such leases and service agreements will be entered into by representatives of the Clinic in the name of the Clinic or by representatives of RHS in the name of RHS, as determined by RHS and the Clinic. All costs associated With such assets, including, depreciation expenses, lease payments, costs of maintenance or replacement shall be the sole expense of RHS or the Clinic, as applicable.


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                  (k)      Manager shall assist the Clinic in recruiting
additional physicians by reviewing and making recommendations as to the administrative functions related to the recruitment of physicians; provided, however, the Clinic shall interview and make the ultimate decision as to the suitability of any physician to become associated with the Clinic. All recruited physicians employed by the Clinic shall be the sole employees of the Clinic, to the extent such physicians are hired as employees. Any expenses incurred in the recruitment of physicians, including, but not limited to, employment agency fees, relocation and interviewing expenses, shall be the sole expense of RHS or the Clinic, as applicable.

                  (1) Manager shall assist RHS and the Clinic in the negotiation and administration of all managed care contracts and shall consult with the Clinic and RHS, as applicable, on all professional or clinical matters relating thereto. In addition, Manager shall assess existing payor contracts to determine if the Clinic is appropriately "at-risk" for services which the Clinic can manage. Manager shall also review and make recommendations to the Policy Board as to vendor contracts and as to real estate leases and shall make recommendations as to facility consolidation and office locations. Following its initial review of the foregoing, Manager shall during the term hereof provide general oversight and review of third party contracts.

                  (m) Manager shall make available for the benefit of the Clinic such corporate services offered from time to time by PhyCor for the benefit of other affiliated physician groups to the extent requested by the Policy Board. Following a demonstration by Manager of the value of each service to the Clinic, the Policy Board and the Chief Executive Officer of RHS shall determine and approve in advance those services of PhyCor that shall be provided to the Clinic. The approved services shall be among those listed on Exhibit 2.3 attached hereto and made a part hereof and those additional services which may be developed and offered by Manager and/or PhyCor to other affiliates or physician groups at any time during the term of this Agreement (all such services, as modified, deleted or added from time to time being hereinafter called the "Approved Services"). The foregoing Approved Services shall expressly be included in and shall be provided, to the extent requested, for the benefit of the Clinic's operations for the management fees paid to Manager under this Agreement to the extent provided for below. RHS and the Clinic acknowledge and agree that corporate services will change during the term of this Agreement, with some programs being deleted and new programs added, and that the commitment provided herein as to access to corporate services shall be only to the extent of the corporate services provided from time to time by PhyCor. If a service is provided without charge to affiliated physician groups by PhyCor, such services shall be provided without charge to either the Clinic or RHS pursuant to this Agreement and shall be included in the fees payable to Manager. If a service is provided with a charge to affiliated physician groups, then the use of such service shall be provided for the benefit of the Clinic at the lowest price Manager or PhyCor charges any of its other affiliated physician groups for such service.


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         2.4.     Manager Personnel. (a) Manager shall provide to the Clinic the services of an Executive Director, a Controller and an Analyst, each of whom will be employed by Manager during the term of this Agreement. Manager may employ such additional administrative personnel as Manager deems necessary in providing its services under this Agreement. The Manager must obtain the prior approval of the Policy Board and the Chief Executive Officer of RHS before hiring the Executive Director or the Executive Director's replacement. All compensation and benefit expenses, including, but not limited to, workers compensation, social security, withholding, and payroll taxes, and the payment of all salary, vacation travel and out-of-pocket expenses and other employee benefits of all such employees of Manager will be the sole responsibility of Manager and/or PhyCor. Manager shall determine solely the amount and nature of all compensation payable to such employees of Manager and shall have the sole discretion in selecting such personnel (other than the Executive Director as provided for above) and terminating the employment of any of its personnel; provided, however, if Manager elects, in its sole discretion, to terminate an Executive Director in response to the request of RHS or the Clinic, RHS shall reimburse to Manager 50% of any severance expenses incurred by Manager as a result of such termination. At the direction, supervision and control of Manager, the Executive Director, subject to the terms of this Agreement, shall implement the policies established from time to time by the Policy Board. The Executive Director shall be responsible for organizing the agenda for the meetings of the Policy Board and for carrying out, on a day-to-day basis, activities based on the Work Plan and the directives of the Policy Board and the Chief Executive Officer of RHS, as applicable. The Controller and Analyst shall report directly to the Executive Director. RHS or the Clinic, as applicable, shall provide such reasonable and appropriate secretarial and support staff personnel, at the sole expense of RHS or the Clinic, as applicable, necessary to enable the Executive Director, Controller and Analyst and such additional personnel of Manager, if applicable, to perform their duties and responsibilities under this Agreement.

                  (b) RHS and the Clinic agree that neither of them will, either directly or indirectly, employ or offer employment to any of the individuals employed by Manager for so long as such individuals are employed by Manager (in the case of former RHS or Clinic employees) or, in the case of employees of Manager who were not former employees of RHS or the Clinic, for so long as such individuals are employed by Manager and for a period of eighteen
(18) months following the termination of employment for any reason of such individuals. The parties recognize and agree that monetary damages are not an adequate remedy for a breach by either RHS or the Clinic of this covenant not to hire Manager employees. The parties agree that irreparable harm will result to Manager and its business from a breach of this covenant by either RHS or the Clinic and that in the event of the breach of this covenant, in addition to monetary damages, Manager shall be entitled to an injunction enjoining RHS and the Clinic or either of them from violating the provisions of this covenant. The parties hereto agree that the provisions of this Section 2.4(b) shall survive the termination for any reason of this Agreement.

                  (c) Manager and PhyCor agree that neither of them will, either directly or indirectly, employ or offer employment to any of the individuals employed by RHS or the


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Clinic for so long as such individuals are employed by RHS or the Clinic and for a period of eighteen (18) months following the termination of employment for any reason of such individuals. The parties recognize and agree that monetary damages are not an adequate remedy for a breach by Manager of this covenant not to hire RHS or Clinic employees. The parties agree that irreparable harm will result to RHS or the Clinic, as applicable, and their business from a breach of this covenant by Manager and that in the event of the breach of this covenant, in addition to monetary damages, RHS or the Clinic, as applicable, shall be entitled to an injunction enjoining Manager from violating the provisions of this covenant. The parties hereto agree that the provisions of this Section 2.4(c) shall survive the termination for any reason of this Agreement.

         2.5. RHS Compliance Program. Manager understands that RHS maintains an internal regulatory compliance plan for its operations, including the operations of the Clinic. Manager covenants and agrees that Manager, subject to the direction of the Policy Board, the Work Plan and the Chief Executive Officer of RHS, shall act in accordance with the internal compliance plan adopted from time to time by RHS in performing its duties under this Agreement to the extent possible based on the directions of the foregoing.

         2.6. Events Excusing Performance. Neither Manager nor PhyCor shall be liable to the Clinic or RHS for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies, the failure of hardware or software to function in the manner intended as a result of the inability to process information relating to a date beyond December 31, 1999 (as more commonly referred to, the "Y2K Problem" or the "Millennium Bug") whether such problem arises in hardware or software owned by the Clinic, RHS, any vendor or customer of RHS or the Clinic or any other third party (including but not limited to government agencies), or other events over which neither Manager nor PhyCor has control for so long as such events continue, and for a reasonable period of time thereafter.

3.       OBLIGATIONS OF THE CLINIC AND RHS

         3.1. Professional Services. The Clinic shall provide professional services to patients in compliance at all times with applicable ethical standards, laws and regulations applying to the medical profession. The Clinic shall ensure that each physician associated with the Clinic to provide medical care to patients of the Clinic is licensed by the State of Illinois. In the event that any disciplinary actions or medical malpractice actions are initiated against any such physician, the Clinic shall immediately inform the Executive Director of such action and the underlying facts and circumstances, and Manager shall provide advisory assistance to the Clinic, to the extent requested, in investigating and resolving such matters (including, without limitation, providing advisory assistance in resolving any litigation which arises in connection with the same). Notwithstanding the foregoing, the discipline of any physician or the resolution of any medical or medical malpractice claims shall be the sole responsibility of the Clinic and RHS.


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The Clinic shall carry out a program to monitor the quality of medical care practiced at the Clinic.

         3.2. Medical Practice. The Clinic shall comply with all applicable local rules, ordinances and all applicable standards of medical care required to be complied with by law.

         3.3. Employment of Physicians. The Clinic or RHS, as applicable, shall be responsible for the payment of such physician employees' salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them. The Clinic shall also be responsible solely for the cost of physicians' membership in professional associations, and their continuing professional education. With respect to physicians, the Clinic shall only employ and contract with licensed physicians meeting applicable credentialing guidelines established by the Clinic.

         3.4. Employment of Other Personnel. The Clinic or RHS, as applicable, shall employ all such personnel contemplated by the Work Plan and approved by the Policy Board to conduct the day-to-day operations of the Clinic, which personnel shall be subject to the day-to-day supervision of employees of Manager in connection with the performance of Manager's duties pursuant to this Agreement. The Clinic or RHS, as applicable, shall be responsible solely for the payment of such employees' salaries and wages, benefits, payroll taxes and all other taxes and charges now or hereafter applicable to them. The Clinic and RHS agree that the wage levels paid to such personnel shall be comparable with wage levels paid to similarly situated personnel employed by other health care providers in the Area (as defined herein). The Clinic and RHS covenant and agree to provide such personnel to the operations of the Clinic to meet the operating needs of the Clinic as contemplated in and as modified by the operating budgets adopted from time to time by the Policy Board and approved by the RHS Chief Executive Officer. For purposes of this Agreement, "Area" shall mean the Illinois counties of Stephenson, Winnebago, McHenry and Boone. The term "Area" specifically shall not include any portion of the City of Chicago nor any portion of the suburban areas surrounding the City of Chicago.

         3.5. Provision of Capital; Access to Information and Data; Access to RHS Services. (a) RHS understands and agrees that its agreement herein to satisfy the capital and working capital needs of the Clinic in accordance with capital and operating budgets recommended by the Policy Board and approved by RHS and in accordance with the Work Plan and the Delegation of Authority Policies is an essential part of this Agreement and an agreement relied upon by Manager in entering into this Agreement. RHS agrees that access to working capital and capital expenditures on behalf of the Clinic will be provided by RHS, subject to limitations of RHS' available capital resources from time to time during the term hereof. As part of this capital commitment, RHS understands and acknowledges that the Clinic will require capital to fund the acquisition from time to time of furniture, equipment, inventory and supplies as provided for by approved budgets and shall need working capital to fund the operating needs of the Clinic.


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         (b)      RHS and the Clinic understand and agree that Manager will need access to financial and other data and systems maintained by RHS and the Clinic relating to the operations of the Clinic in order to provide the management services anticipated to be provided by the Clinic and RHS under this Agreement. Manager shall be afforded reasonable access to all information and data of RHS and the Clinic needed to perform such duties, including, but not limited to, financial data, physician data, accounts receivable data, accounts payable data, employee payroll information, all systems and programs on which such data and information are stored, all paper records and files where such information is held, and all electronic records relating to the foregoing. Manager shall also be permitted access to employees of RHS and the Clinic who are responsible for maintaining and processing all such information and data. RHS and the Clinic also agree to produce such reports based on the foregoing data and information as Manager shall request from time to time in connection with Manager's performance of its duties under this Agreement.

         (c) RHS has historically provided to the Clinic a number of services relating to the operations of the Clinic, including, but not limited to, information systems, accounting systems, purchasing systems, marketing assistance, and personnel of RHS relating to the foregoing. RHS hereby covenants and agrees to continue to provide at least these services on the same basis, including on the same cost basis and on the same terms and conditions, as such services have been provided to the Clinic historically, it being agreed that Manager's ability to provide services for the benefit of the Clinic under this Agreement is dependent upon RHS continuing to make these and other services available to and for the benefit of the Clinic.

         3.6. Insurance. (a) RHS and the Clinic shall provide to Manager, upon Manager's request, evidence of comprehensive professional liability insurance as well as general liability and umbrella insurance. In no event shall Manager be liable in any respect for any amounts not covered by the foregoing policies, whether such noncoverage relates to satisfaction of deductibles, claims in excess of policy limits, or otherwise. RHS and the Clinic shall also provide, at the request of Manager, evidence of property insurance covering the Clinic's premises and operations, the contents of such premises.

         (b) Manager and PhyCor shall be named as additional insureds under the comprehensive professional liability policies maintained by RHS and the Clinic. Manager shall be provided by RHS the endorsement evidencing Manager and Manager's parent being named as an additional insured no later than the date of the execution of this Agreement and upon the annual renewal of such policies each policy year. RHS shall also arrange that Manager receive written notice from the carrier of any changes to the policies and any cancellation or expiration of such policies no less than thirty (30) days prior to the effective date of any such change, cancellation or expiration.

         (c) Manager and PhyCor shall provide to the Clinic and RHS, at the Clinic's and RHS' request, evidence of general liability and umbrella insurance. In no event shall the Clinic or RHS be liable in any respect for any amounts not covered by the foregoing policies, whether such noncoverage relates to satisfaction of deductibles, claims in excess of policy limits or otherwise. Manager and/or PhyCor shall arrange that the Clinic and RHS receive written notice from the carrier of any changes to the policies and any cancellation or expiration of such policies no less than thirty (30) days prior to the effective date of any such change, cancellation or expiration.

         3.7. Facilities. During the term of this Agreement, RHS hereby agrees to provide or make available the offices and facilities provided or made available by RHS for the benefit of the Clinic as of the date hereof, to implement such changes and alterations to such offices and facilities as are approved by the Policy Board and to obtain additional offices and facilities as approved from time to time by the Policy Board. If approved arrangements for additional offices or facilities are entered into with third party landlords, RHS shall take whatever actions are necessary to permit the Clinic to occupy such premises, including, but not limited to, entering into any corporate guarantees of any leases or subleases as may be required by third party landlords.

         3.8. Fees for Professional Services. The Clinic and RHS, as applicable, shall be solely responsible for legal, accounting and other professional services fees incurred by the Clinic and by RHS in connection with the operations of the Clinic.

         3.9. Participation in Manager Performance Initiatives. The Clinic acknowledges that in order to achieve the operational and financial improvements in its operations, the Clinic intends to participate in and adopt such of Manager's performance initiatives as shall be proposed for it by Manager from time to time as the Clinic deems appropriate based on the Clinic Work Plan, the determinations of the Policy Board and the directives of the RHS Chief Executive Officer. Based on the foregoing determinations and directives, the Clinic would adopt the current performance initiatives of Care Management, Outcome Management, Patient Satisfaction, Physician Satisfaction, Staff Management, Provider Effectiveness and Best Practices Programs based on such determinations and directives.

         3.10. Income Distribution Plan Committee. The Clinic shall establish and maintain an IDP Committee with physician representation to implement and oversee the Clinic's income distribution plan. The IDP Committee shall be comprised of members and shall operate in accordance with guidelines and principles established from time to time by the Policy Board.

         3.11 Committee Structure. The Clinic shall establish from among its physician employees one or more committees that shall provide for functions of medical management, utilization management, quality improvement and physician issues. Such committees shall consider recommendations made by Manager from time to time with respect to such functions.

         3.12. Events Excusing Performance. Neither the Clinic and RHS shall be liable to Manager or PhyCor for failure to perform any of the services required herein in the event of strikes, lock-outs, calamities, acts of God, unavailability of supplies or other events over which neither the Clinic nor RHS has control for so long as such events continue, and for a reasonable period of time thereafter.

         3.13. Renegotiate Provisions of Section 6.2(g) and Exhibit 6.1. RHS and the Clinic hereby covenant and agree that in the event that (i) either RHS or the Clinic materially changes accounting methodologies from the methodologies employed as of the date hereof, (ii) RHS materially changes the classification of revenue or expenses between RHS-related entities from the classifications used as of the date hereof, (iii) either RHS or the Clinic incurs any extraordinary items which have or are likely to have a material adverse impact on the results of operations of the Clinic, (iv) either the Clinic or RHS enters into any collective bargaining agreement with any group of the employees of either RHS or the Clinic organized as a labor union during the term of this Agreement which agreement has or is likely to have a material adverse impact on the results of operations of the Clinic, (v) there are material changes in the number of physicians practicing as employees of the Clinic (i.e., 30 or more non-hospital based physicians during a 12-month period), (vi) either the Clinic or RHS recognizes adjustments to the balance sheet of the Clinic related to periods before the date of this Agreement and which have a material adverse impact on the results of operations of the Clinic, or (vii) either RHS or the Clinic incurs material severance expenses as a result of the termination of Clinic employees during a 12-month period, the parties hereto agree that they shall review and revise the amounts by which Operating Income would be increased as described in Section 6.2(g) and Exhibit 6.1, or the formula for determining Operating Income so that such revised, agreed upon amounts or formula for
Section 6.2(g) and Exhibit 6.1 take into account the impact of the foregoing. In addition to the foregoing, if Manager presents to the Policy Board recommendations which Manager believes in good faith will improve the financial results of the Clinic materially but which recommendations are not accepted by the Policy Board (or, after acceptance by the Policy Board, are not accepted by the RHS Board of Directors or RHS Chief Executive Officer, as applicable), then the parties shall enter into good faith negotiations to estimate the potential impact of the recommendations which were not accepted and shall discuss revisions to the amounts or formula set forth or described in Section 6.2(g) or
Exhibit 6.1.

         3.14. Attendance at RHS Board Meetings. RHS agrees to permit the attendance at each meeting of the Board of Directors of RHS of either the PhyCor Operations Vice President or the Executive Director, who shall present information and answer questions concerning the operations of the Clinic and the provision of services pursuant to this Agreement. The PhyCor Operations Vice President and the Executive Director shall be provided with notice of each such meeting of the Board of Directors in the same manner and at the same time as other members of the RHS Board of Directors.

4.  POLICY BOARD

         4.1. Formation and Operation of the Policy Board. The parties shall establish a Policy Board which shall be responsible for developing management and administrative policies for the Clinic to the extent provided for herein. The Policy Board shall consist of ten (10) members to be comprised of the persons described in Exhibit 4.1 attached hereto. The act of a majority of the members of the Policy Board shall be the act of the Policy Board. Manager expressly recognizes that Manager is being engaged by RHS and the Clinic pursuant to this Agreement to provide services on behalf of the Clinic in a manner consistent with the mission of RHS and the Clinic and in a manner consistent with the determinations of the Policy Board and the budgets recommended by the Policy Board and approved by RHS.

         4.2. Duties and Responsibilities of the Policy Board. Subject to the provisions of Section 4.4 below, the Policy Board shall have the following duties and obligations:

                  (a) Any renovation and expansion plans with respect to facilities occupied by the Clinic and capital equipment expenditures sought to be acquired by the Clinic shall be approved in advance by the Policy Board. Such approval shall generally be contained in the capital budgets reviewed and approved annually in advance of commitment by the Policy Board and by RHS. If capital expenditures are sought by the Clinic or Manager in excess of those approved in the annual capital budget for the Clinic, they must first be approved by the Policy Board and by RHS, all in accordance with the Delegation of Authority Policies.

                  (b) All capital and operating budgets proposed by Manager shall be subject to the review, revision and approval of the Policy Board.

                  (c) All advertising and other marketing of the services performed by the Clinic shall be subject to the prior review and approval of the Policy Board.

                  (d) As a part of the annual operating budget, the Policy Board shall review and adopt the fee schedule for all physician and ancillary services rendered by the Clinic, which fee schedule shall be subject to the final review and approval of the RHS Board of Directors.

                  (e) Recommendations regarding the establishment or maintenance of relationships with institutional health care providers and payors shall be made by the Policy Board.

                  (f) The Policy Board shall review long-term strategic planning recommendations developed by Manager and, following consultation with the Clinic, shall adopt such strategies from among the recommendations as the Policy Board deems appropriate. Prior to implementation, these recommendations shall be subject to the prior review, revision and approval of the RHS Board of Directors.

                  (g) Within the Clinic capital budgets approved by the RHS Board of Directors, the Policy Board shall determine the priority of such capital expenditures, subject to the Delegation of Authority Policies.

                  (h) The Policy Board shall determine the number and type of physicians required for the efficient operation of the Clinic.

         4.3. Policy Board Matters On Which Manager has no Vote. The Policy Board shall have the authority to approve matters relating to standards of care to be observed by personnel of the Clinic, including matters relating to the provision of medical services and matters of professional medical judgment, and matters concerning the hiring, evaluation and termination of specific physician employees of the Clinic (which hiring, evaluation and termination shall be subject to the approval of the Chief Executive Officer of RHS), except that with respect to these matters, Manager shall have no vote, although Manager may, if so determined from time to time by the other members of the Policy Board, participate in Policy Board discussions concerning the foregoing matters.

         4.4. RHS Chief Executive Officer. The parties hereto understand that the RHS Chief Executive Officer must have direct input into matters that may effect the operations of RHS, including matters which pertain to the Clinic. In that regard, decisions of the Policy Board which impact the operations of the Clinic and may impact the overall operations of RHS shall be subject to the prior review, revision and approval of the Chief Executive Officer. Therefore, any matters contained in this Agreement and decisions made pursuant thereto which impact the operations of the Clinic and which are subject to the approval of the Policy Board shall also be subject, to the extent desired by the Chief Executive Officer, to the approval of the RHS Chief Executive Officer.

5.  FINANCIAL ARRANGEMENTS

         5.1 Management Fees. RHS, the Clinic, Manager and PhyCor agree that the compensation set forth in this Article 5 is being paid to Manager in consideration of the services performed by Manager hereunder and that such fees are fair and reasonable and that such fees have been bargained for at arms' length. Manager shall be paid a fee as follows:

         (a) Manager shall receive a fee of One Hundred Twenty Thousand Eight Hundred Thirty Three Dollars ($120,883) for the period from October 15, 1999 through October

31, 1999, and a monthly fee of Two Hundred Forty One Thousand Six Hundred Sixty Seven Dollars ($241,667) for each of the months of November, 1999 and December, 1999. Such fees shall be payable to Manager as of the first business day of each month, except that the fee for the October 1999 period shall be paid on the date of the execution of this Agreement.

         (b) Manager shall receive an annual fee of Two Million Nine Hundred Thousand Dollars ($2,900,000) for the period from January 1, 2000 through December 31, 2000. The foregoing annual fee shall be payable in equal monthly payments on the first business day of each month. Commencing January 1, 2001 and on each January 1 thereafter during the term of this Agreement, the fee payable to Manager for such new 12-month period shall be equal to the amount of the fee for the immediately preceding 12-month period, plus an increase of 4%. Such adjusted annual fee shall be payable in 12 equal monthly amounts on the first business day of each month.

         (c) In the event there is a material increase or decrease during the term hereof in the number of physicians providing medical services on behalf of the Clinic (i.e., 30 or more non-hospital based physicians during a 12-month period), the parties hereto agree to enter into good faith negotiations concerning the amount of the annual fee provided for in Section 5.1(b) above. Upon the mutual agreement of the parties in such event, the annual fee shall be adjusted on a prospective basis as agreed to by the parties.

         (d) The Clinic shall reimburse expenses incurred by Manager in performing its obligations under this Agreement to the extent provided for in this Agreement so long as such expenses were incurred in accordance with the terms of the Clinic Work Plan, Policy Board approved directives, the approved capital and operating budgets or directives of the Chief Financial Officer of RHS, as applicable, or as otherwise agreed to by the parties hereto from time to time as to specific expenses incurred by Manager. Notwithstanding the foregoing, Manager acknowledges and agrees that expenses referred to in this Section 5.1(d) for any single expense item that is either (i) a non-budgeted item that is expected to exceed the sum of $5,000, or (h) a budgeted item that is expected to exceed $10,000, shall require the prior approval of the Chief Executive Officer of RHS.

6.  TERM AND TERMINATION

         6.1. Term of Agreement. (a) The initial term of this Agreement shall be thirty-eight and one-half (38 1/2) months commencing on the effective date hereof, and terminating on December 31, 2002 (the "Initial Term"), unless sooner terminated in accordance with the terms of this Agreement.

         (b) Unless sooner terminated as provided in this Agreement, the term of this Agreement shall be extended automatically for an additional term of twenty-four (24) months immediately following the completion of the Initial Term hereof if the sum of the 2000 Annual Net Operating Income Improvement, 2001 Annual Net Operating Income Improvement and the

2002 Annual Net Operating Income Improvement is $19,792,000 or more. If the result of the foregoing is less than $19,792,000, then this Agreement shall not be extended automatically but may be extended for the additional twenty-four
(24) months referred to above by the mutual agreement of the parties hereto.
Exhibit 6.1 attached hereto and made a part hereof sets forth the meaning of the foregoing defined terms and the defined terms used in Section 6.2(g) below.

         6.2. Termination by the Clinic and RHS. The Clinic and RHS may terminate this Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by Manager, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by Manager, except for the filing of a petition in involuntary bankruptcy against Manager which is dismissed within thirty (30) days thereafter, the Clinic and RHS may give notice of the immediate termination of this Agreement.

         (b) In the event Manager shall materially default in the performance of duties or obligations imposed upon it by this Agreement and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to Manager by the Clinic; provided, however, that the failure to improve Operating Income for any applicable period by the amounts described in Section 6.2(g) or Exhibit 6.1, as applicable, shall in no event be deemed a material default by Manager of any of its duties or obligations under this Agreement.

         (c) In the event RHS makes a final determination to suspend or cease the operations of the Clinic so that, as a result of such determination, the Clinic will cease operating as a multispecialty physician medical practice for an extensive period of time or forever, then RHS may terminate this Agreement upon 120 days' prior written notice thereof, it being understood that during such 120 day period, this Agreement shall remain in full force and effect and the Clinic and RHS shall be obligated to pay to Manager the full amount of the fees payable to Manager and reimburse Manager's expenses in accordance with
Article 5 hereof during such 120 day period. Any fees or reimbursement of expenses owed to Manager following the termination hereof in accordance with the provisions of Article 5 above shall be paid within thirty (30) days of receipt by the Clinic or RHS of Manager's or PhyCor's statement therefor. The foregoing provisions shall survive the termination of this Agreement.

         (d) In the event that at any time during the term of this Agreement, Manager or PhyCor either (i) enters into a binding agreement to sell to a third party a "controlling interest" in the capital stock of Manager or PhyCor (a "controlling interest" for all purposes hereunder shall mean the sale or other transfer of any kind of fifty percent (50%) or more of the voting stock of Manager or of PhyCor); or (ii) enters into a binding agreement to sell all or substantially all of the assets of Manager and/or PhyCor; or (iii) enters into a binding agreement to enter into a merger, stock swap or stock exchange so that upon the consummation of such transaction,

Manager would no longer be wholly-owned by PhyCor; or (iv) determines to discontinue the operations of Manager and/or PhyCor; or (v) accepts a bona fide offer from a third party where the effect of such offer would result in Manager no longer being a wholly-owned subsidiary of PhyCor, then the Clinic and RHS shall have the right, upon thirty (30) days prior written notice to Manager and PhyCor, to terminate this Agreement. Notwithstanding the foregoing, investments in PhyCor by E. Warburg Pincus and its affiliates and funds ("Warburg") shall in no event trigger the rights of the Clinic and RHS provided for herein. The events described above shall be referred to herein as an "Event". In no event shall an "Event" include a transaction which is part of an internal reorganization of PhyCor entities the result of which is Manager remaining a subsidiary of PhyCor or a subsidiary of an entity owned by PhyCor.

         (e) In the event that any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of the ownership interests of Manager or PhyCor, or all or substantially all of the assets of Manger or PhyCor, or PhyCor contributes all or substantially all of its assets into a joint venture or other similar arrangement where PhyCor will maintain less than a fifty percent (50%) ownership interest in such joint arrangement, this Agreement may be terminated by the Clinic and RHS at any time following such transaction upon thirty (30) days prior written notice to Manager and PhyCor. Notwithstanding the foregoing, investments in PhyCor by Warburg shall in no event trigger the rights of the Clinic and RHS provided for herein.

         (f) In the event of the execution of definitive agreements by the Clinic and/or RHS to sell all or substantially all of the assets of the Clinic and/or RHS to a third party, or of the execution of a definitive agreement to transfer ownership to a third party of all or substantially all of the assets of the Clinic and/or RHS as part of a merger or affiliation agreement or arrangement, this Agreement may be terminated by the Clinic and RHS at any time thereafter upon thirty (30) days prior written notice to Manager and PhyCor.

         (g) In the event that the Clinic shall: (i) fail to achieve 2000 Annual Net Operating Income Improvement (as defined on Exhibit 6.1 attached hereto) in the amount of $4,350,000 or more, or (ii) fail to achieve 2001 Annual Net Operating Income Improvement (as defined on Exhibit 6.1 attached hereto) of $10,382,000 or more; then the Clinic and RHS (or either of them) may terminate this Agreement upon thirty (30) days prior written notice following the date RHS receives written confirmation of the final Annual Net Operating Income figures for the Clinic for fiscal year 2000 or fiscal year 2001, respectively. In the event RHS or the Clinic exercises its right to terminate this Agreement based on this Section 6.2(g), the parties acknowledge that the provisions of Section 6.4 shall apply.

         6.3. Termination by Manager. Manager may terminate this Agreement as follows:

         (a) In the event of the filing of a petition in voluntary bankruptcy or an assignment for the benefit of creditors by either the Clinic or RHS, or upon other action taken or suffered, voluntarily or involuntarily, under any federal or state law for the benefit of debtors by either the Clinic or RHS, except for the filing of a petition in involuntary bankruptcy against the Clinic which is dismissed within thirty (30) days thereafter, Manager may give notice of the immediate termination of this Agreement.

         (b) In the event either the Clinic or RHS shall materially default in the performance of duties or obligations imposed upon it by this Agreement, and such default shall continue for a period of forty-five (45) days after written notice thereof has been given to the Clinic or RHS, as applicable, by Manager, Manager may terminate this Agreement; provided, however, if the material default is the failure of RHS and the Clinic to pay in a timely manner the fees owed to Manager pursuant to Article 5 of this Agreement, the foregoing period shall be five (5) days rather than 45 days in such circumstance.

         (c) In the event any material license, certification or permit required by RHS or the Clinic to operate cannot be obtained, is suspended, is terminated or is revoked, Manager may terminate this Agreement upon 30 days' prior written notice to the Clinic and RHS.

         (d) In the event an Event (as defined in Section 6.2(d) above) is consummated the result of which is that the Clinic is no longer a wholly-owned subsidiary of RHS, this Agreement may be terminated by Manager at any time after such consummation upon thirty (30) days' prior written notice to the Clinic and RHS.

         (e) In the event that any person or persons (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires or acquires the right to vote, through acquisition, tender offer, proxy solicitation, merger or consolidation, fifty percent (50%) or more of the ownership interests of RHS or the Clinic, or all or substantially all of the assets of RHS or the Clinic, or RHS or the Clinic contributes all or substantially all of its assets into a joint venture or other similar arrangement where RHS will maintain a 50% or less ownership interest in such joint arrangement, this Agreement may be terminated by Manager at any time following such transaction upon thirty (30) days' prior written notice to RHS and the Clinic.

         6.4. Actions after Termination or Expiration. Upon the effective date of the termination of this Agreement or upon the expiration of this Agreement, the Clinic and RHS shall (i) reimburse to Manager any amounts owed to Manager in reimbursement of any approved expenses incurred by Manager which are to reimbursed by RHS and the Clinic as provided for herein, and (ii) shall pay to Manager any and all management fees, without right of offset, due and owing to Manager up to the effective date of termination or expiration which have not been paid by the Clinic or RHS to Manager prior to the effective date of termination or expiration. The foregoing provisions shall survive the termination of this Agreement.

7.  EXCLUSIVITY

         7.1. Exclusivity as to Manager. RHS and the Clinic hereby acknowledge and agree that, during the term of this Agreement, Manager shall serve, on an exclusive basis, as the manager as contemplated in this Agreement on behalf of and for the benefit of the Clinic relating to its operations.

         7.2. Exclusive Provision of Management Services. The parties hereto acknowledge and agree that Manager has been engaged by RHS and the Clinic on an exclusive basis to serve as the manager as contemplated in this Agreement. Manager and PhyCor agree that, during the term hereof, other than pursuant to this Agreement, neither Manager nor PhyCor shall provide management services as contemplated in this Agreement to any other hospital, hospital system, or multi-specialty medical clinic located anywhere within Stephenson, Kane, McHenry, Boone and Winnebago Counties, Illinois; provided, however, the foregoing restrictions shall not preclude or otherwise restrict NAMM-Illinois from providing management services to RHP in accordance with the terms of that certain Management Agreement of even date herewith between NAMM-Illinois and RHP or from NAMM-Illinois or its parent or affiliates providing services to HAMP (as defined in such Management Agreement). The foregoing area shall not include for any purpose the City of Chicago and the suburban areas surrounding the City of Chicago.

8.  RECORDS; OWNERSHIP OF INFORMATION; CONFIDENTIALITY

         8.1. Patient Records. During and throughout the term of this Agreement and upon and after the termination of this Agreement, the Clinic shall retain all patient medical records maintained by the Clinic or Manager in the name of the Clinic. The Clinic and RHS shall, at their option, be entitled to retain copies of financial and accounting records relating to all services performed by Manager. Notwithstanding the foregoing and subject to applicable federal and State of Illinois patient and patient confidentiality requirements applicable from time to time, Manager may collect patient data and other information from the Clinic which will be aggregated and assimilated with similar information from physician groups managed by other entities affiliated with PhyCor. Such aggregated data and all reports containing such information shall be the exclusive property of PhyCor and any commercialization of such data or information by such other entities affiliated with PhyCor shall be for the sole and exclusive benefit of PhyCor. Nothing contained herein shall authorize Manager or PhyCor to own or use any patient information in violation of law or the patient's legal rights or to use Clinic or RHS data if such data is segregated and separately identified as RHS or Clinic data.

         8.2. Records Owned by Manager. Manager retains all ownership and other rights in all systems, manuals, computer software, materials, and other information, in whatever form, provided by or developed by Manager or entities affiliated with Manager in the performance of its obligations under this Agreement (the "Manager Materials"). Nothing contained herein shall be construed as a license or transfer of any such Manager Materials or any portion thereof to RHS or the Clinic. Upon the expiration or termination for any reason of this Agreement, Manager shall have the right to retain all such Manager Materials, and RHS and the Clinic, as applicable, shall, upon request of Manager, deliver to Manager all such Manager Materials. RHS and the Clinic acknowledge and agree that neither party shall use any of the Manager Materials after the termination of this Agreement for any purpose, either on their own behalf or for the benefit of any third party. It is not the intent of the parties that removal of Manager's Materials would impair materially the operations of the Clinic. If such material impairment or material disruption would occur or arise as a result of the removal of Manager's Materials, the parties shall mutually agree in good faith to a timetable for the expeditious removal of Manager's Materials to which this provision would apply, it being understood that the ownership of Manager's Materials remains as provided for above even in this circumstance. The provisions of this Section 8.2 shall survive the termination or expiration of this Agreement.

         8.3. Access to Records. (a) During the term of this Agreement, RHS and the Clinic shall provide to Manager reasonable access to the records and facilities of RHS and the Clinic in connection with the provision of management services hereunder by Manager.

         (b) Upon the written request of the Secretary of Health and Human Services, the Comptroller General, or any of their authorized representatives, Manager shall make available those contracts, books, documents and records necessary to certify the nature and extent of the costs of providing services under this Agreement. Such inspection shall be available for up to four (4) years after the rendering of such services. If Manager carries out any of the duties under this Agreement through a subcontract with a value of $10,000 or more over a 12-month period with a related individual or organization, Manager agrees to include this requirement in any subcontract. This Section 9.3(b) is included pursuant to and is governed by the requirements of Public Law 96-499, Sec. 952 and the regulations promulgated thereunder.

         8.4. Confidentiality. Except as set forth herein and except for disclosure to its bankers, underwriters, consultants, including Warburg, or lenders, no party hereto shall disseminate or release to any third party any information regarding any provision of this Agreement, or any financial or other information regarding the other (past, present or future) that was obtained by the other in the course of the negotiation of this Agreement or in the course of the performance of this Agreement, without the other party's prior written approval; provided, however, the foregoing shall not apply to information which
(i) is generally available to the public other than as a result of a breach of confidentiality provisions; (ii) becomes available on a non-confidential basis from a source other than the other party or its affiliates or agents, which source was not itself bound by a confidentiality agreement, or (iii) which is required to be disclosed by law, including securities laws or pursuant to court order. In addition, the foregoing restrictions shall not prohibit Manager from using data and information obtained by Manager in performing its services under this Agreement in the context of presenting to other potential purchasers of management services the results of Manager's performance under this Agreement so long as such data does not identify RHS or the Clinic specifically or so long as the data being presented is approved in advance by RHS and the Clinic. This information may include the data evidencing economic improvements made for the benefit of the Clinic as a result of Manager's services provided in this Agreement. RHS and the Clinic each acknowledge that Manager may use the information obtained pursuant to this Agreement to implement similar arrangements with other hospitals and hospital systems and that the use of the information and data obtained during the terms of this Agreement shall not constitute a breach of the terms hereof so long as the use complies with the terms of this Section 8.4. The disclosure of the existence of this Agreement and the fact that Manager is performing services on behalf of RHS and the Clinic shall in no event be a breach of the provisions of this Agreement. The provisions of this Section 8.4 shall survive the termination or expiration of this Agreement.

9.  INDEMNIFICATION; ARBITRATION

         9.1. Indemnification by the Clinic. The Clinic shall indemnify, hold harmless and defend Manager and PhyCor, and each of them and their respective officers, directors, shareholders and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or the performance of any intentional acts, negligent acts or omissions by the Clinic and/or its agents, employees and/or subcontractors (other than Manager) during the term hereof.

         9.2. Indemnification by RHS. RHS shall indemnify, hold harmless and defend Manager and PhyCor, and each of them and their respective officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of medical services or as a result of the performance of any intentional acts, negligent acts or omissions by RHS and/or its agents, employees and/or subcontractors (other than the Clinic) during the term of this Agreement.

         9.3. Indemnification by Manager. Manager and PhyCor shall each indemnify, hold harmless and defend the Clinic and RHS, and each of them and their respective officers, shareholders, directors and employees, from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys' fees), whether or not covered by insurance, caused or asserted to have been caused, directly or indirectly, by or as a result of the performance of any intentional acts, negligent acts or omissions by Manager and PhyCor and/or their shareholders, agents, employees and/or subcontractors during the term of this Agreement.

         9.4. Rules Regarding Indemnification; Cumulative Remedies. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

         (a) The indemnified party shall give prompt written notice to the indemnifying party of any claim which might give rise to a claim by the indemnified party against the indemnifying party based on the indemnity agreement contained in Sections 9.1, 9.2 and 9.3 hereof, stating the nature and basis of said claims and the amounts thereof, to the extent known.

         (b) The indemnified party shall not make any settlement of any claims without the written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

         (c) Except as herein expressly provided, the remedies provided in this Article 9 shall be cumulative and shall not preclude assertion by any party of any other rights or the seeking of any other rights or remedies against any other party hereto. The provisions of this Article 9 shall survive the termination or expiration of this Agreement.

         9.5. Binding Arbitration. (a) Subject to the terms of Section 9.5(e) below, a Qualifying Dispute (as defined below), which the parties are unable to resolve shall be subject to arbitration in accordance with the provisions of Title 9 of the United States Code, as amended. Prior to submitting any Qualifying Dispute to arbitration pursuant hereto, the parties agree to make themselves available to meet and to use their best efforts to resolve the Qualifying Dispute informally through good faith negotiations.

         (b) In the event any party determines to submit an Qualifying Dispute to arbitration following compliance with the last sentence of Section 9.5(a) above, such party shall give written notice thereof to the other party. If the parties are otherwise unable to agree upon a mutually acceptable arbitrator within ten (10) days following the date of such written notice, the arbitrator shall be an arbitrator then affiliated with the American Arbitration Association ("AAA") in Chicago, Illinois, who shall be an individual with no less than five (5) years experience in the physician practice management field (a "Qualified Arbitrator"). The rules of arbitration then in effect for the AAA shall be applied in such arbitration. No Qualified Arbitrator shall have any financial interest in either of the parties to the arbitration or the outcome of the arbitration. Judgment on the award rendered may be entered in any court having jurisdiction. All post-arbitration procedures shall be in strict conformity with Title 9 of the United States Code, as amended.

         (c) The parties hereto agree that on any Qualifying Dispute subject to arbitration pursuant hereto, neither party is entitled to any other remedy, at law or in equity, other than injunctive relief to enforce the determination of the Qualified Arbitrator. The determination of the Qualified Arbitrator as to the Application Action shall be final and binding. No appeals from the Qualified Arbitrator's decision is possible except in strict conformity with Title 9 of the United States Code, as amended. Each of the parties to the arbitration proceeding agrees to use their best efforts to schedule hearing dates, and provide witnesses and materials so that the Qualified Arbitrator can be in a position to make a final decision within ninety (90) days following the initiation of the arbitration.

         (d) The venue for any arbitration pursuant hereto shall be Chicago, Illinois. The Qualified Arbitrator shall award to the substantially prevailing party reasonable attorneys' fees and expenses and the costs of the arbitration.

         (e) Notwithstanding the provisions of this Article 9 to the contrary, in no event shall a Qualifying Dispute include a matter presented to the Policy Board for which a tied vote of the members of the Policy Board results, it being understood that the Policy Board, and not a Qualified Arbitrator, shall be the body to resolve such matters.

         (f) For purposes hereof, "Qualifying Dispute" shall mean any matter relating directly to the determination of the amounts set forth in
Section 6.2(g) or on Exhibit 6. 1, or on the formula described on Exhibit 6.1, and any dispute related thereto, including the provisions of Section 3.13 hereof.

10. DUTY TO COOPERATE

         The parties acknowledge and agree that each of the party's continued mutual cooperation is critical to the ability of Manager to perform its duties hereunder successfully and efficiently. Accordingly, each party hereto agrees to cooperate with the other parties fully in formulating and implementing the goals and objectives which are in the best interests of the parties hereto and, where applicable, approved by the Policy Board and/or RHS.

11. GUARANTY BY RHS

         RHS hereby agrees to guaranty unconditionally the performance of any and all obligations of the Clinic provided for in this Agreement, including, but not limited to, the payment of all fees owed to Manager, and the reimbursement to Manager of any all reasonable amounts required or agreed to be reimbursed as provided for in this Agreement. RHS shall enter into a specific guaranty agreement to evidence the foregoing, which guaranty shall be in the form of
Exhibit 11 attached hereto and hereby made a part hereof. Such guaranty shall survive the termination or expiration of this Agreement to the extent that any obligation of the Clinic remains outstanding or unfulfilled as of such termination or expiration.

12. GUARANTY BY PHYCOR

         PhyCor hereby agrees to guaranty unconditionally the performance of any and all obligations of Manager provided for in this Agreement. PhyCor shall enter into a specific guaranty agreement to evidence the foregoing, which guaranty shall be in the form of Exhibit 12 attached hereto and hereby made a part hereof. Such guaranty shall survive the termination or expiration of this Agreement to the extent that any obligation of Manager remains outstanding or unfulfilled as of such termination or expiration.

13. CONDITIONS PRECEDENT TO THE ENTERING INTO OF THIS AGREEMENT

         13.1. All obligations of Manager to enter into this Agreement are subject to the performance, at or prior to the entering into of this Agreement, of all covenants and agreements contained herein which are to be performed by RHS and the Clinic, as applicable at or prior to the entering into of this Agreement and to the fulfillment at or prior to the date hereof of each of the following conditions (unless expressly waived in writing):

         (a) No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against any of the parties hereto which seeks to, or would, render it unlawful to enter into this Agreement. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

         (b) Each of RHS and the Clinic shall have delivered to Manager on the date hereof an opinion of Foley & Lardner (Chicago, Illinois), counsel to RHS and the Clinic, dated the date hereof, in form and substance satisfactory to Manager.

         (c) Any consents required from any public or regulatory agency having jurisdiction shall have been received and consents required from third parties shall have been received.

         13.2. All obligations of each of RHS and the Clinic to enter into this Agreement are subject to the performance, at or prior to the entering into of this Agreement, of all covenants and agreements contained herein which are to be performed by Manager at or prior to the entering into of this Agreement and to the fulfillment at or prior to the date hereof of each of the following conditions (unless expressly waived in writing):

         (a) No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against any of the parties hereto which seeks to, or would, render it unlawful to enter into this Agreement. Also, no substantive legal objection to the transactions contemplated by this

Agreement shall have been received from or threatened by any governmental department or agency.

         (b) Manager shall have delivered to RHS and the Clinic on the date hereof an opinion of General Counsel to Manager, dated the date hereof, in form and substance satisfactory to RHS and the Clinic.

         (c) Any consents required from any public or regulatory agency having jurisdiction shall have been received and any consents required from third parties shall have been received.

14. MISCELLANEOUS

         14.1. Assignment. This Agreement may not be assigned to any other parry without the express written consent of the other parties to this Agreement; provided, however, Manager may assign this Agreement to another entity which is also affiliated with or owned by PhyCor without the prior written consent of either RHS or the Clinic.

         14.2. Whole Agreement; Modification. This Agreement constitutes the entire agreement between the parties. There are no other agreements or understandings, written or oral, between the parties regarding this Agreement and the Exhibits, other than as set forth herein. This Agreement shall not be modified or amended except by a written document executed by both parties to this Agreement, and such written modification(s) shall be attached hereto.

         14.3. Notices. All notices required or permitted by this Agreement shall be in writing and shall be addressed as follows:

         To the Clinic:     Rockford Memorial Health Services Corporation
                            2400 North Rockton Avenue
                            Rockford, Illinois 61103
                            Attention: President

         To RHS:            Rockford Health System
                            2400 Rockton Avenue
                            Rockford, Illinois 61103
                            Attention: Chief Executive Officer

         To Manager:       PhyCor of Rockford, Inc.
                           30 Burton Hills Boulevard, Suite 400
                           Nashville, Tennessee 37215
                           Attention: President


         To PhyCor:        PhyCor, Inc.
                           30 Burton Hills Boulevard, Suite 400
                           Nashville, Tennessee 37215
                           Attention: President

or to such other address as either party shall notify the other.

         14.4. Binding on Successors. This Agreement shall be binding upon the parties hereto, and their successors, assigns, heirs and beneficiaries.

         14.5. Waiver of Provisions. Any waiver of any terms and conditions hereof must be in writing, and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any other terms and conditions hereof.

         14.6. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. The parties acknowledge that Manager is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of medicine. To the extent any act or service required of Manager in this Agreement should be construed or deemed, by any governmental authority, agency or court to constitute the practice of medicine, the performance of said act or service by Manager shall be deemed waived and forever unenforceable and the provisions of Section 1411 shall be applicable.

         14.7. Severability. The provisions of this Agreement shall be deemed severable and if any portion shall be held invalid, illegal or unenforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties.

         14.8. Additional Documents. Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party's obligations pursuant to this Agreement.

         14.9. Attorneys' Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         14.10. Time is of the Essence. Time is hereby expressly declared to be of the essence in this Agreement.



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



         14.11. Contract Modifications for Prospective Legal Events. In the event any state or federal laws or regulations, now existing or enacted or promulgated after the effective date of this Agreement, are interpreted by judicial decision, a regulatory agency or legal counsel to any of the parties hereto in such a manner as to indicate that the structure of this Agreement may be in violation of such laws or regulations, the parties hereto shall amend this Agreement in the manner determined to be necessary by the mutual agreement of their respective legal counsel. To the maximum extent possible, any such amendment shall preserve the underlying economic and financial arrangements between Manager and Manager.

         14.12. Remedies Cumulative. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

         14.13. Language Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning, and not for or against either party hereto. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

         14.14. No Obligation to Third Parties. None of the obligations and duties of Manager or PhyCor under this Agreement shall in any way or in any manner be deemed to create any obligation of Manager or of PhyCor to, or any rights in, any person or entity not a party to this Agreement.

         14.15. Press Releases. The parties hereto agree that any press release concerning this Agreement must be approved in writing by the other parties to this Agreement prior to the issuance of such press release. Notwithstanding the foregoing, (i) the parent of Manager may make disclosures as it, in its sole discretion, determines to be reasonably necessary to meet its securities laws obligations, and (ii) the confidentiality provisions contained in this Agreement shall accordingly restrict the content of any press release, unless otherwise approved by the other parties to this Agreement.

              [Signatures of the parties appear on the next page.]



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




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                    RHS:

                                    ROCKFORD HEALTH SYSTEM

                                    By: /s/
                                       -------------------------------------
                                    Title: President

                                    CLINIC:

                                    ROCKFORD MEMORIAL HEALTH SYSTEM CORPORATION

                                    By: /s/
                                       ---------------------------------------
                                    Title: President

                                    MANAGER:

                                    PHYCOR OF ROCKFORD, INC.

                                    By: /s/
                                       ---------------------------------------
                                    Title: Executive Vice President

         The undersigned joins in the execution of this Agreement for the following purposes: to guaranty the performance under this Agreement of Manager, and to make available to RHS and the Clinic the services, personnel, systems, and other proprietary information and materials of the undersigned in accordance with the terms of this Agreement.

                                    PHYCOR. INC.

                                    By: /s/
                                       --------------------------------------
                                    Title: Vice Chairman



                                       29